        Ex. 99.1
PRESS RELEASE

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AH REALTY TRUST EXECUTES AGREEMENT TO SELL 11 MULTIFAMILY PROPERTIES TO HARBOR GROUP

Milestone in the Company’s Strategic Transformation and Balance Sheet Strategy

VIRGINIA BEACH, VA, March 16, 2026 ─ AH Realty Trust (NYSE: AHRT), formerly Armada Hoffler, today announced that it has entered into a binding purchase and sale agreement with an affiliate of Harbor Group International, a leading global real estate investment and management firm, under which Harbor Group will acquire an 11-asset portfolio from AH Realty Trust for $562 million in cash, subject to certain adjustments. Under the terms of the agreement, a $15 million nonrefundable deposit is due upon execution and the transaction is not contingent on the receipt of financing by Harbor Group.

The agreement formalizes the letter of intent previously disclosed by the Company on February 16, 2026, and represents a significant step toward simplifying AH Realty Trust’s platform, reducing leverage, and reallocating capital toward its operating strategy. The transaction is subject to customary closing conditions. The Company expects closing to occur in mid-2026.

“This binding agreement represents a major milestone in our transformation,” said Shawn Tibbetts, Chairman, President and Chief Executive Officer of AH Realty Trust. “It reflects the deliberate, strategic actions we are taking to simplify the Company, sharpen our focus, and above all, unlock value for our shareholders. These multifamily assets are high‑quality properties that have performed exceptionally well, yet their intrinsic value was not reflected in the public market’s share price valuation. This transaction allows us to realize that value, strengthen our balance sheet, and advance our focus toward a simpler real estate platform.”

Sale proceeds will be directed toward debt reduction, consistent with the Company’s long‑term leverage target of 5.5x–6.5x net debt to total adjusted EBITDA.

“Executing this sale is a critical component of our plan to strengthen our balance sheet, reduce complexity, and concentrate our resources on the retail and office sectors where we can create the most value,” Tibbetts continued. “As we advance this transformation, our operating model, capital allocation discipline, and asset strategy remain firmly aligned with long-term shareholder value creation.”

The pending sale of the multifamily assets is a significant step towards executing AH Realty Trust’s previously announced restructuring, which includes:

•Divesting multifamily assets, as well as the construction and real estate financing businesses;
•Advancing capital recycling initiatives that prioritize debt reduction and support the Company’s long‑term leverage objectives;
•Positioning the Company for external growth through a targeted pipeline of retail acquisition opportunities in markets aligned with its operating strengths; and
•Rebranding the Company as AH Realty Trust effective March 2, 2026, under the new NYSE ticker symbol AHRT.

The Company expects to provide additional updates as remaining definitive agreements are executed and transactions close.

The 11 multifamily assets under agreement represent the entirety of the Company’s multifamily portfolio, except for Smith’s Landing, which AH Realty Trust will retain, and the Everly and Solis Gainesville, both of which the Company intends to market for sale.

In addition, the Company is in advanced negotiations to sell two of its real estate financing investments for aggregate proceeds of approximately $63 million. There can be no assurances that these transactions will be consummated on the terms or on the timeline anticipated, or at all.

About AH Realty Trust
AH Realty Trust (NYSE: AHRT), formerly known as Armada Hoffler, is a real estate investment trust (“REIT”) with over four decades of experience. The Company owns and operates high-quality retail and office assets located primarily in the Mid-Atlantic and Southeastern United States. AH Realty Trust focuses on disciplined capital allocation and value creation for shareholders. For more information visit AHRealtyTrust.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the consummation and the timeline for the sale of 11 of the Company’s multifamily assets to Harbor Group International, LLC; the anticipated sale of the Company’s construction business and its investments in the real estate financing platform, including the potential sale of two investments in advanced stages of negotiation; the expected use of proceeds from such transactions, including debt reduction and achievement of the Company’s target leverage ratio; the future prospects of the Company; the future allocation of the Company’s resources to the Company’s retail and office properties; the Company’s future investment strategy, including potential property acquisitions; and the Company’s intentions with respect to Smith’s Landing, Everly I, and Everly II. The forward-looking statements presented herein are based on the Company’s current expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Contact:
Chelsea Forrest
AH Realty Trust
EVP of Investor Relations and Administration
Email: chelsea.forrest@ahrealtytrust.com
Phone: (757) 366-4000
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